Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 16, 2007 relating to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in ZipRealty, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ PricewaterhouseCoopers LLP
San Jose, CA
January 18, 2008